FOR IMMEDIATE RELEASE

New York REIT, Inc. Announces Favorable Ruling in Worldwide Plaza Litigation

New York, New York, August 19, 2014 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), a publicly traded real estate investment trust (“REIT”), announced today that it received a favorable ruling in a suit initiated against NYRT by RXR Realty (“RXR”). RXR alleged that it suffered “lost profits” in connection with NYRT’s purchase of Worldwide Plaza in October 2013. RXR had been in contract to purchase a 48.9% stake in Worldwide Plaza from the seller in 2013, but had not closed the acquisition. NYRT then agreed to purchase such interest in Worldwide Plaza, and RXR immediately sued to enjoin the sale to NYRT. Justice Shirley Kornreich of the Supreme Court of the State of New York denied RXR’s motion for an injunction in October 2013, and the Appellate Division, First Department then denied RXR’s application for an emergency stay of the sale. NYRT closed the acquisition of its stake in Worldwide Plaza, including a future option to buy the property in its entirety, on October 31, 2013. RXR then filed an amended complaint against the seller of Worldwide Plaza and NYRT for disgorgement of an alleged $200 million profit NYRT obtained on the deal. The seller and NYRT filed motions to dismiss the amended complaint earlier this year. On August 12, 2014, Justice Kornreich dismissed all of RXR’s claims against the seller and dismissed RXR’s disgorgement claims against NYRT, permitting only a limited claim against NYRT for RXR’s cost of producing due diligence-related material to proceed.

"We are pleased by the court’s ruling as we continue to focus on actively acquiring other significant Manhattan properties, including the Twitter building which is scheduled to close in the coming days," said Michael A. Happel, President of NYRT.

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused REIT that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Contacts
Anthony J. DeFazio	Michael A. Happel, President	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.	New York REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com	gsullivan@nyrt.com
(484) 342-3600	(212) 415-6500	(212) 415-6500

Andrew G. Backman, Managing Director Investor Relations / Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135